Exhibit 10.1

AMENDMENT NO. 2

Amendment No. 2, dated as of August 23, 2013 (“Amendment No. 2”), by and among LIFEPOINT HOSPITALS, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto, CITIGROUP GLOBAL MARKETS INC., as administrative agent for the Lenders (the “Administrative Agent”), and CITIGROUP GLOBAL MARKETS INC., as lead arranger, to the Credit Agreement dated as of July 24, 2012 (as amended by Amendment No. 1 dated as of February 6, 2013 and as amended, extended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the financial institutions listed on Schedule 2.01 thereto, as such Schedule may from time to time be supplemented and amended (the “Lenders”) and the Administrative Agent, BANK OF AMERICA, N.A. and BARCLAYS BANK PLC, as co-syndication agents, and CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and BARCLAYS BANK PLC, as joint lead arrangers and joint bookrunners.  Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, Borrower has requested that the Administrative Agent and the Requisite Lenders amend the Credit Agreement as set forth herein; and

WHEREAS, the Administrative Agent and the Requisite Lenders have considered and agreed to Borrower’s request, upon the terms and conditions set forth in this Amendment No. 2.

NOW, THEREFORE:

SECTION 1.                            Amendments.

(a)                                 Amendments to Section 1.01.  Defined Terms.

(i) The following defined term shall be added in Section 1.01 of the Credit Agreement in appropriate alphabetical order:

‘“Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of August 23, 2013.’

(ii) The defined term “Permitted Acquisition” shall be amended by (i) deleting “the consolidated assets (without double-counting and determined in accordance with GAAP) of Subsidiaries that do not constitute Loan Parties, taken as a whole, do not comprise more than 25% of the Consolidated Total Assets” in clause (c)(iii) and (ii) replacing it with “such Subsidiary is not a Wholly Owned Domestic Subsidiary.”

(iii)                               The following defined term shall be added in Section 1.01 of the Credit Agreement in appropriate alphabetical order:

‘“Wholly Owned Domestic Subsidiary” means, with respect to any Person at any date, a Domestic Subsidiary of such Person of which securities or other ownership representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by any applicable Requirement of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Domestic Subsidiaries of such Person or by such Person and one or more Wholly Owned Domestic Subsidiaries of such Person.”

(b)                                 Amendment to Section 5.14.  Guarantees.

(i)                  Section 5.14 of the Credit Agreement is hereby replaced with the following:

“SECTION 5.14.     Guarantees.  In the event that (i) any Wholly Owned Domestic Subsidiary existing on the Effective Date has not previously executed the Guarantee Agreement, (ii) any Subsidiary that Guarantees the Existing Notes or future Material Indebtedness of Borrower and has not previously executed the Guarantee Agreement or (iii) any Person becomes a direct or indirect Wholly Owned Domestic Subsidiary after the Effective Date (and remains a Wholly Owned Domestic Subsidiary as of the Designation End Date), Borrower shall, within thirty (30) days (or such longer time period as may be acceptable to the Collateral Agent) (the last day of such period, the “Designation End Date”), cause such Subsidiary to execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement and deliver to the Collateral Agent a counterpart of the applicable Pledge Agreements and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Section 4.01(m)) as may be necessary under applicable law to create in favor of the Collateral Agent, for the benefit of itself and of the Secured Parties, a valid and perfected first priority Lien on all of the Property and assets of such Subsidiary described in the applicable forms of the Pledge Agreements.  Notwithstanding the foregoing (or anything in any other Loan Document to the contrary), Borrower may request from time to time that a Subsidiary Loan Party, other than one required to be a Subsidiary Loan Party pursuant to clause (ii) of this Section 5.14 (unless such Subsidiary is released from its guarantee obligations with respect to the Existing Notes and/or Material Indebtedness prior to or simultaneous with the release hereunder), be released from its obligations under the Guarantee Agreement and the applicable Pledge Agreement (and upon such request the Administrative Agent and Collateral Agent shall promptly execute such documentation evidencing such release as may be reasonably requested by Borrower and the Lenders hereby authorize each Agent to do so) or, at any time prior to such Subsidiary becoming a party to the Guarantee Agreement and the applicable Pledge Agreement, Borrower may designate such Subsidiary, other than one required to be a Subsidiary Loan Party pursuant to clause (ii) of this Section 5.14 (unless such Subsidiary is released from its guarantee obligations with respect to the Existing Notes and/or Material Indebtedness prior to or simultaneous with the release hereunder), as a Non-Loan Party, so long as, in either case, after giving effect to such request or designation, as applicable, Wholly Owned Domestic Subsidiaries that are not Subsidiary Loan Parties, in the aggregate, do not exceed 10% of Consolidated Total Assets immediately prior to the date of such request or designation (calculated as of the last day of the then most recently ended fiscal quarter); and, if such release is in connection with an Asset Sale, such Asset Sale is permitted pursuant to Section 6.05 and the Net Proceeds thereof are applied as and to the extent required pursuant to Section 2.05(c)(ii).”

(c)                                  Amendment to Section 6.01.  Indebtedness; Certain Equity Securities.

(i)                  Section 6.01(a)(iii) is hereby amended by replacing clause (z) with the following:

“(z) Indebtedness of any Non-Loan Party owed to any Loan Party and Guarantees then outstanding pursuant to clause (iv)(z) below, in each case in compliance with Section 6.04(xiv), (xv) or (xix);”

(ii)               Section 6.01(a)(iv) is hereby amended by replacing clause (z) with the following:

“(z)  Guarantees by any Loan Party of Indebtedness of any Non-Loan Party in compliance with Section 6.04(xiv), (xv) or (xix), to the extent such Indebtedness was permitted to be incurred hereunder, and if such Indebtedness is subordinated in right of payment to the Secured Obligations under the Loan Documents, such Guarantee is at least as subordinated in right of payment to the Secured Obligations;”

(d)                                 Amendment to Section 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.

(i)                  Section 6.04(ix) is hereby amended by replacing it with the following:

“Investments constituting a Permitted Acquisition (or made in connection with post-closing obligations provided for in an acquisition agreement related thereto);”

(ii)               Section 6.04(xiv) is hereby amended by deleting the final proviso thereto.

(iii)            Section 6.04(xv) is hereby amended by replacing it with the following:

“Investments in joint ventures and in Subsidiaries of Borrower that are not Loan Parties, in the case of any such Investment made pursuant to this clause (xv) after August 23, 2013, not to exceed on the date any such Investment is made (or, if earlier, on the date such Loan Party becomes obligated to make such Investment pursuant to a binding contract), when taken together with all existing Investments made pursuant to this clause (xv), Indebtedness then outstanding pursuant to Section 6.01(a)(iii)(z) and Guarantees then outstanding pursuant to Section 6.01(a)(iv)(z), in each case excluding any such Investments, Indebtedness and Guarantees existing on August 23, 2013, the greater of $75.0 million and 2.0% of Consolidated Total Assets per fiscal year, with unused amounts under this clause (xv) permitted to be carried over to the following year (but not subsequent years);”

(e)                                  Amendment to Section 6.05.  Asset Sales.

(i)                  Section 6.05(vii) is hereby deleted and replaced with the following:

“(vii)                     (A) leases by any Loan Party to any joint venture or other Subsidiaries of Borrower that are not Loan Parties (on terms which, in the aggregate, are no less favorable to such Loan Party than leases to third parties (as determined by such Loan Party in its good faith judgment)) and (B) sales, transfers and other dispositions (other than of capital stock of a Subsidiary) for fair market value by any Loan Party to any joint venture or other Subsidiaries of Borrower that are not Loan Parties, in an aggregate principal amount not to exceed $100.0 million;”

(ii)               Section 6.05(xiii) is hereby amended by deleting clause (y) and replacing it with the following:

“(y) Wholly Owned Domestic Subsidiaries that are not Subsidiary Loan Parties, in the aggregate, do not exceed 10% of Consolidated Total Assets immediately prior to such sale, transfer, disposition or issuance (calculated as of the last day of the then most recently ended fiscal quarter);”

SECTION 2.                            Representations, Warranties and Covenants.  The Loan Parties represent, warrant and covenant that:

(a)                                 this Amendment No. 2 has been duly authorized, executed and delivered by them and constitutes a legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms;

(b)                                 after giving effect to this Amendment No. 2, the representations and warranties set forth in Article III of the Credit Agreement and the other Loan Documents will be true and correct with the same effect as if made on and as of the date hereof (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(c)                                  no Default or Event of Default has occurred and is continuing.

SECTION 3.                            Conditions to Effectiveness.  This Amendment No. 2 shall become effective when:

(a)                                 the Administrative Agent shall have received counterparts of this Amendment No. 2 that, when taken together, bear the signatures of Lenders constituting the Requisite Lenders and the Borrower;

(b)                                 all corporate and other proceedings taken or to be taken in connection with this Amendment No. 2 and all documents incidental thereto, whether or not referred to herein, shall be reasonably satisfactory in form and substance to the Administrative Agent;

(c)                                  all fees and expenses required to be paid or reimbursed by Borrower pursuant to the Credit Agreement, including all invoiced fees and expenses of counsel to the Administrative Agent, shall have been paid or reimbursed, on or prior to effectiveness as applicable; and

(d)                                 Borrower shall have paid to the Administrative Agent for the ratable account of each Lender who executes and delivers to the Administrative Agent, on or prior to 5:00 p.m. on August 9, 2013, a signature page to this Amendment, a payment equal to 0.05% of the aggregate amount of Revolving Credit Commitments, Revolving Loans and Term Loans held by such Lender.

SECTION 4.                            Applicable Law.  THIS AMENDMENT NO. 2 SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  SECTION 9.12 OF THE CREDIT AGREEMENT SHALL APPLY TO THIS AMENDMENT NO. 2.

SECTION 5.                            Credit Agreement; Loan Document.  Except as expressly set forth herein, this Amendment No. 2 shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  For the avoidance of doubt, this Amendment No. 2 shall be deemed to be a “Loan Document” within the meaning of the Credit Agreement.

SECTION 6.                            Counterparts.  This Amendment No. 2 may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Amendment No. 2 by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment No. 2.

SECTION 7.                            Roles.  Citigroup Global Markets Inc. shall act as lead arranger (the “Arranger”) with respect to this Amendment No. 2, but in such capacities shall not have any obligations, duties or responsibilities, nor shall incur any liabilities, under this Amendment No. 2 or any other Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed by their authorized officers as of the date set forth above.

LIFEPOINT HOSPITALS, INC.

By:	/s/ Jeffrey S. Sherman
Name: Jeffrey S. Sherman
Title: Executive Vice President and Chief Financial Officer

CONSENTED TO:

CITIBANK, N.A.,
as Administrative Agent

By:	/s/ Mark Villanueva
Name: Mark Villanueva
Title: Vice President

[Lenders Signature Pages Omitted]